Exhibit 10.17

SHARPEN BUSINESS ANALYTICS CONSULTING AGREEMENT

This Agreement is made effective as of March 01, 2015, by and between Residential Design Services, of 4900 E. Hunter Avenue, Anaheim, California 92807, and Sharpen Business Analytics, of 8208 E Sprucewood Ave, Orange, California 92869.

In this Agreement, the party who is contracting to receive services shall be referred to as “RDS”, and the party who will be providing the services shall be referred to as “Sharpen”.

Sharpen has expertise in Finance, Accounting, Process Re-engineering and Systems Analysis and Implementation and is willing to provide services to RDS based on this background.

RDS desires to have services provided by Sharpen.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on March 01,2015, Sharpen will provide the following services (collectively, the “Services”): Design Center Management System (DCMS) project management, Options Department process review and management and RDS systems evaluation.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Sharpen shall be determined by Sharpen. RDS will rely on Sharpen to work as many hours as may be reasonably necessary to fulfill Sharpen’s obligations under this Agreement.

3. PAYMENT. RDS will pay a base fee to Sharpen for the Services based on $125.00 per hour.

This fee shall be modified as follows:

•	RDS system evaluation services will be provided at $95.00 dollars per hour.

•	Hours for associates’ preparation of documentation and other basic services will be billed at $50.00 per hour.

This fee shall be payable monthly, no later than the fifteenth day of the month following the period during which the Services were performed.

4. EXPENSE REIMBURSEMENT. Sharpen shall pay all “out-of-pocket” expenses, and shall not be entitled to reimbursement from RDS, unless such expenses involve out-of-town travel.

5. TERM/TERMINATION. This Agreement shall terminate automatically upon completion by Sharpen of the Services required by this Agreement.

6. RELATIONSHIP OF PARTIES. It is understood by the parties that Sharpen is an independent contractor with respect to RDS, and not an employee of RDS. RDS will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Sharpen.

7. EMPLOYEES. Sharpen’s employees or subcontractors, if any, who perform services for RDS under this Agreement shall also be bound by the provisions of this Agreement.

8. INJURIES. Sharpen acknowledges Sharpen’s obligation to obtain appropriate insurance coverage for the benefit of Sharpen (and Sharpen’s employees or subcontractors, if any). Sharpen waives any rights to recovery from RDS for any injuries that Sharpen (and/or Sharpen’s employees) may sustain while performing services under this Agreement and that are a result of the negligence of Sharpen or Sharpen’s employees.

9. INDEMNIFICATION.

Sharpen agrees to indemnify and hold harmless RDS from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against RDS that result from the acts or omissions of Sharpen, Sharpen’s employees, if any, and Sharpen’s agents. RDS agrees to indemnify and hold harmless Sharpen from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against Sharpen that result from the acts or omissions of RDS, RDS’s employees, if any, and RDS’s agents.

10. ASSIGNMENT. Sharpen’s obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of RDS.

11. CONFIDENTIALITY. RDS recognizes that Sharpen has access to proprietary information (collectively, “Information”) which are valuable, special and unique assets of Residential Design Services and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Sharpen agrees that Sharpen will not at any time or in any manner, either directly or indirectly, use any Information for Sharpen’s own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of RDS. Sharpen will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

13. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

14. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for RDS:

Residential Design Services

Jennifer Kamenca

Vice President

4900 E. Hunter Avenue

Anaheim, California 92807

IF for Sharpen:

Sharpen Business Analytics

Sharon Hoyd

Owner

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

15. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

16. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

17. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

18. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

19. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

20. INTERRUPTION OF SERVICE. Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties’ respective obligations hereunder shall resume. Except for mandatory services set forth in Exhibit 1, in the event the interruption of the excused party’s obligations continues for a period in excess of thirty (30) days, either party shall have the right to terminate this Agreement upon ten (10) days’ prior written notice to the other party.

21. ASSIGNMENT. Sharpen agrees that it will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of RDS with, or its merger into, any other corporation, or the sale by RDS of all or substantially all of its properties or assets, or the assignment by RDS of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

22. SIGNATORIES. This Agreement shall be signed on behalf of RDS by Jennifer Kamenca, Vice President and on behalf of Sharpen by Sharon Hoyd, Owner and effective as of the date first above written.

Party receiving services:

Residential Design Services

By:	/s/ Jennifer Kamenca
Jennifer Kamenca
Vice President

Party providing services:

Sharpen Business Analytics

By:	/s/ Sharon Hoyd
Sharon Hoyd
Owner